Exhibit 3.2

BY-LAWS

OF

CVS HEALTH CORPORATION

(as amended and restated June 4, 2018)

ARTICLE 1

STOCKHOLDERS

Section 1.01 ANNUAL MEETING. The annual meeting of the stockholders of the corporation for the purpose of electing directors and for the transaction of such other business as may be brought before the meeting, shall be held at the principal office of the corporation, or at such other place within or without the State of Delaware stated in the notice of the meeting as the Board of Directors may determine, on such day and at such time, as the Board of Directors may determine.

Section 1.02 SPECIAL MEETINGS.

(i) Special meetings of stockholders may be called by the Board of Directors, the Chair of the Board or the Chief Executive Officer.

(ii) A special meeting of stockholders shall be called by the Secretary at the written request or requests (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) of holders of record of at least fifteen percent (15%) of the voting power of the outstanding capital stock of the corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Special Meeting Requisite Percentage”). A Special Meeting Request to the Secretary shall be signed and dated by each stockholder of record (or a duly authorized agent of such stockholder) requesting the special meeting (each, a “Requesting Stockholder”), shall comply with Sections 1.02 and 1.10, and shall include (a) a statement of the specific purpose or purposes of the special meeting, (b) the information required by Section 1.10(i)(c), (c) an acknowledgement by the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request are being made that a disposition of shares of the corporation’s capital stock owned of record or beneficially as of the date on which the Special Meeting Request in respect of such shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such disposed shares, and (d) documentary evidence that the Requesting Stockholders own the Special Meeting Requisite Percentage as of the date of such written request to the Secretary; provided, however, that if the Requesting Stockholders are not the beneficial owners of the shares representing the Special Meeting Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten (10) business days after the date on which the Special Meeting Request are delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request are made beneficially own the Special Meeting Requisite Percentage as of the date on which such Special Meeting Request are delivered to the Secretary. In addition, the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request are being made shall promptly provide any other information reasonably requested by the corporation.

(iii) Notwithstanding the foregoing provisions of this Section 1.02, a special meeting requested by stockholders shall not be held if (a) the Special Meeting Request does not comply with this Section 1.02, (b) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (c) the Special Meeting Request is received by the corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (d) an annual or special meeting of stockholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than one hundred twenty (120) days before the Special Meeting Request was received by the Secretary, (e) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting includes the Similar Business, or (f) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) or other applicable law. For purposes of this Section 1.02(iii), the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 1.02(iii) have been satisfied.

(iv) In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Special Meeting Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (a) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (b) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders holding less than the Special Meeting Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the Special Meeting Request, the corporation need not present such business for a vote at such special meeting.

(v) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting pursuant to Section 1.03. Nothing contained herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(vi) Special meetings shall be held at such date and time as may be fixed by the Board of Directors in accordance with these by-laws; provided, however, that in the case of a special meeting requested by stockholders, the date of any such special meeting shall not be more than ninety (90) days after a Special Meeting Request that satisfies the requirements of this Section 1.02 is received by the Secretary. Special meetings shall be held at such place within or without the State of Delaware as is specified in the notice of meeting.

Section 1.03 NOTICE OF MEETING; WAIVER. Unless otherwise required by statute, the notice of every meeting of the stockholders shall be in writing and signed by the Chair of the Board or the Chief Executive Officer (or the President or a Vice President or the Secretary or an Assistant Secretary, in each case acting at the direction of the Chair of the Board or the Chief Executive Officer) and shall state the date and time when and the place where it is to be held, and a copy thereof shall be served, either personally or by mail, upon each stockholder of record entitled to vote at such meeting, not less than ten (10) nor more than sixty (60) days before the meeting. If the meeting to be held is other than the annual meeting of stockholders, the notice shall also state the purpose or purposes for which the meeting is called and shall indicate that it is being issued by or at the direction of the person or persons calling the meeting. If, at any meeting, action is proposed to be taken which would, if taken, entitle stockholders to receive payment for their shares pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), the notice of such meeting shall include a statement of that purpose and to that effect. If the notice is mailed, it shall be directed to a stockholder at the stockholder’s address as it appears on the record of stockholders unless the stockholder shall have filed with the Secretary a written request that notices intended for the stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.

Notice of a meeting need not be given to any stockholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of a stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by the stockholder.

Section 1.04 QUORUM. At any meeting of the stockholders the holders of a majority of the shares entitled to vote and being present in person or represented by proxy shall constitute a quorum for all purposes, unless the representation of a different number shall be required by law or by another provision of these by-laws, and in that case the representation of the number so required shall constitute a quorum.

If the holders of the amount of shares necessary to constitute a quorum shall fail to attend in person or by proxy, the holders of a majority of the shares present in person or represented by proxy at the meeting, or the chair of the meeting, may adjourn from time to time without further notice of the adjourned meeting if the time and place thereof are announced at the meeting in which the adjournment is taken.

Furthermore, after the meeting has been duly organized, the chair of the meeting may adjourn any meeting of stockholders, annual or special, from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At any such adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Any previously scheduled meeting of stockholders may be postponed by the Board of Directors prior to the date previously scheduled for such meeting and the corporation shall publicly announce such postponement.

Section 1.05 ORGANIZATION. The Chair of the Board or, in his or her absence, the Chief Executive Officer or, in his or her absence, the President, any Executive Vice President, Senior Vice President or Vice President in the order of their seniority or in such other order as may be designated by the Board of Directors, shall call meetings of the stockholders to order and shall act as chair of such meetings. The Board of Directors or the Executive Committee may appoint any stockholder to act as chair of any meeting in the absence of any of such officers and in the event of such absence and the failure of such board or committee to appoint a chair, the stockholders present at such meeting may nominate and appoint any stockholder to act as chair.

The Secretary, or, in his or her absence, an Assistant Secretary, shall act as secretary of all meetings of stockholders, but, in the absence of said officers, the chair of the meeting may appoint any person to act as secretary of the meeting.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting, to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chair shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 1.06 VOTING. At each meeting of the stockholders every stockholder of record having the right to vote shall be entitled to vote either in person or by proxy. Unless a greater number of affirmative votes is required by the certificate of incorporation of the corporation (the “Certificate of Incorporation”), these by-laws, the rules or regulations of the principal U.S. exchange upon which the shares of the corporation are listed, or as otherwise required by law or pursuant to any regulation applicable to the corporation, if a quorum exists at any meeting of stockholders, stockholders shall have approved any matter, other than the election of directors pursuant to Section 2.03, if the matter receives the vote of the majority of the votes cast with respect to that matter. For purposes of this Section 1.06, a majority of votes cast means that the number of votes “for” a matter must exceed fifty percent (50%) of the votes cast with respect to that matter.

Section 1.07 ACTION BY WRITTEN CONSENT.

(i) Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders or may be effected by a consent in writing by stockholders as provided by, and subject to the limitations in, the Certificate of Incorporation and this Section 1.07.

(ii) A request by a stockholder for a record date in accordance with Article Eighth of the Certificate of Incorporation must be delivered by the holders of record of at least twenty five percent (25%) of the voting power of the outstanding capital stock of the corporation entitled to express consent on the relevant action (the “Consent Requisite Percentage”), must describe the action that the stockholder proposes to take by consent (the “Action”) and must contain (a) the text of the proposal (including the text of any resolutions to be effected by consent), (b) the information required by Section 1.10(i)(c) of these by-laws, to the extent applicable, as though the stockholders making the request were making a Special Meeting Request in furtherance of the Action, (c) an acknowledgment by the stockholders making the request and the beneficial owners, if any, on whose behalf the request is being made that a disposition of shares of the corporation’s capital stock, owned of record or beneficially as of the date on which the request in respect of such shares is delivered to the Secretary, that is made at any time prior to the delivery of the first written consent with respect to the Action shall constitute a revocation of such request with respect to such disposed shares, (d) a statement that the stockholder intends to solicit consents in accordance with Regulation 14A of the Exchange Act, without reliance on the exemption contained in Rule 14a-2(b)(2) of the Exchange Act, and (e) documentary evidence that the stockholders making the request own the Consent Requisite Percentage as of the date that the request is delivered to the Secretary; provided, however, that if the stockholders making the request are not the beneficial owners of the shares representing the Consent Requisite Percentage, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within ten (10) business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own the Consent Requisite Percentage as of the date on which such request is delivered to the Secretary. In addition, the requesting stockholders and the beneficial owners, if any, on whose behalf the request is being made shall promptly provide any other information reasonably requested by the corporation.

(iii) In determining whether a record date has been requested by stockholders of record representing in the aggregate at least the Consent Requisite Percentage, multiple requests delivered to the Secretary will be considered together only if (a) each identifies substantially the same proposed action and includes substantially the same text of the proposal (in each case as determined in good faith by the Board of Directors), and (b) such requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated request. Any stockholder may revoke a request with respect to his or her shares at any time by written revocation delivered to the Secretary.

Section 1.08 INSPECTORS OF ELECTION.

(i) The Board of Directors, in advance of any stockholders’ meeting, shall appoint one or more inspectors of election (each, an “Inspector” or “Inspector of Election” and, collectively, “Inspectors” or “Inspectors of Election”) to act at the meeting or any adjournment thereof. If Inspectors are not so appointed, the person presiding at a stockholders’ meeting shall appoint one or more Inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the person presiding thereat. Inspectors shall be sworn.

(ii) In the event of the delivery, in the manner provided by Section 1.07 and applicable law, to the corporation of written consent or written consents to take corporate action and/or any related revocation or revocations, the corporation shall appoint one or more Inspectors of Election for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the Inspectors to perform such review, no action by written consent and without a meeting shall be effective until such Inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the corporation in accordance with Section 1.07 and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained herein shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the Inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

Section 1.09 CONDUCT OF ELECTION. At each meeting of the stockholders, votes, proxies, consents and ballots shall be received, and all questions touching the qualification of voters, the validity of proxies and the acceptance or rejection of votes, shall be decided by the Inspectors of Election.

Section 1.10 NOTICE OF NOMINATIONS AND STOCKHOLDER BUSINESS.

(i) Annual Meetings of Stockholders.

(a) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders may be made at an annual meeting of stockholders only (1) pursuant to the corporation’s notice of meeting (or any supplement thereto), (2) by or at the direction of the Board of Directors or any committee thereof, (3) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this Section 1.10(i), who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.10(i), or (4) pursuant to Section 1.11.

(b) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (3) of paragraph (i)(a) of this Section 1.10, the stockholder must have given timely notice thereof in writing to the Secretary, and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal office of the corporation not earlier than the close of business on the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, then to be timely such notice must be received by the corporation no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and no later than close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) A stockholder’s notice to the Secretary under this Section 1.10 shall set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(A) the name and address, as they appear on the corporation’s books, of such stockholder and any such beneficial owner;

(B) the class or series and number of shares of capital stock of the corporation which are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(C) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner (including any affiliate of such stockholder or any such beneficial owner) or any such nominee with respect to the corporation’s securities;

(E) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting; and

(F) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (I) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (II) otherwise to solicit proxies from stockholders in support of such proposal or nomination. If requested by the corporation, the information required under clauses (i)(c)(B), (C) and (D) of this Section 1.10 shall be supplemented by such stockholder and any such beneficial owner not later than five (5) business days after the record date for the meeting to disclose such information as of the record date.

(ii) Special Meetings of Stockholders. Nominations of persons for election to the Board of Directors of the corporation at a special meeting of stockholders may be made by stockholders only (a) in accordance with Section 1.02 or (b) if the election of directors is included as business to be brought before a special meeting in the corporation’s notice of meeting, then by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 1.10(ii), who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.10(ii). The proposal by stockholders of other business to be conducted at a special meeting of stockholders may be made only in accordance with Section 1.02. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to Section 1.10(ii)(b), the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal office of the corporation (1) not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of the special meeting nor (2) later than the close of business on the later of (x) the ninetieth (90th) day prior to the date of the special meeting or (y) the tenth (10th) day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 1.10(i)(c).

(iii) General.

(a) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination under this Section 1.10 that pertains to the nominee. No person shall be eligible to be nominated by a stockholder to serve as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 1.10, Section 1.11 (in the case of an annual meeting), and in Section 1.02 (in the case of a special meeting) or Section 1.07 (in the case of a written consent). No business shall be conducted except in accordance with the procedures set forth in this Section 1.10 and in Section 1.02 (in the case of a special meeting) or Section 1.07 (in the case of a written consent). The chair of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Section 1.10 or that business was not properly brought before the meeting, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(b) Without limiting the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these by-laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.10, and compliance with paragraphs (i)(a)(3) and (ii) of this Section 1.10 or with Section 1.11 of these by-laws, shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in the last sentence of this paragraph (iii)(b)). Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 1.10 other than a nomination shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the corporation in compliance with Rule 14a-8 promulgated under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for the meeting of stockholders.

Section 1.11 PROXY ACCESS.

(i) Proxy Access Right.

(a) Subject to the terms and conditions of these by-laws, the corporation shall include in its proxy materials for an annual meeting of stockholders the name of, and the other Required Information (as defined in clause (b) of this Section 1.11(i)) with respect to, any Stockholder Nominee (as defined in Section 1.11(iv)(a) below) nominated by an Eligible Stockholder (as defined in Section 1.11(ii)(a) below) for election or reelection to the Board of Directors at such annual meeting of stockholders in accordance with this Section 1.11.

(b) “Required Information” means (1) the information set forth in the Schedule 14N provided with the Stockholder Notice (as defined in Section 1.11(v)(a) below) concerning each Stockholder Nominee that the corporation determines is required to be disclosed in the corporation’s proxy materials by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and (2) if the Eligible Stockholder so elects, a written statement (the “Statement”) of the Eligible Stockholder, not to exceed 500 words, in support of each Stockholder Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the corporation’s proxy materials for the annual meeting of stockholders.

(c) This Section 1.11 shall be the exclusive method for stockholders to include nominees for director election in the corporation’s proxy materials.

(ii) Eligible Stockholders.

(a) “Eligible Stockholder” means one or more stockholders or beneficial owners that (1) expressly elect at the time of the delivery of the Stockholder Notice to have a Stockholder Nominee included in the corporation’s proxy materials, (2) Own and have Owned (as defined in Section 1.11(iii) below) continuously for at least three (3) years as of the date of the Stockholder Notice, a number of shares that represents at least three percent (3%) of the outstanding shares entitled to vote as of the date of the Stockholder Notice (the “Required Shares”), and (3) satisfy such additional requirements as are set forth in these by-laws, including subsections (b) and (c) below.

(b) For purposes of determining qualification as an Eligible Stockholder, the outstanding shares Owned by one or more stockholders and beneficial owners that each stockholder and/or beneficial owner has Owned continuously for at least three (3) years as of the date of the Stockholder Notice may be aggregated; provided that the number of stockholders and beneficial owners whose Ownership of shares is aggregated for such purpose shall not exceed twenty (20) and that any and all requirements and obligations for an Eligible Stockholder set forth in this Section 1.11 are satisfied by each such stockholder and beneficial owner (except as noted with respect to aggregation) or as otherwise provided in this Section 1.11.

(c) For purposes of determining qualification as an Eligible Stockholder, two or more funds that are (1) under common management and investment control, (2) under common management and funded primarily by a single employer, or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one (1) stockholder or beneficial owner.

(d) No shares may be attributed to more than one (1) group constituting an Eligible Stockholder (and no stockholder or beneficial owner, alone or together with any of its affiliates, may be a member of more than one (1) group constituting an Eligible Stockholder) under this Section 1.11.

(iii) Ownership Requirements.

(a) A stockholder or beneficial owner shall be deemed to “Own” only those outstanding shares as to which such person possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) above shall not include any shares (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate.

(b) A stockholder or beneficial owner shall be deemed to “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.

(c) A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement.

(d) A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on five (5) business days’ notice, the person promptly recalls the loaned shares upon being notified that its Stockholder Nominee will be included in the corporation’s proxy materials for the relevant annual meeting of stockholders, and the person holds the recalled shares through such annual meeting.

(e) The terms “Owned,” “Owning,” “Ownership” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, shall have correlative meanings.

(iv) Stockholder Nominees.

(a) “Stockholder Nominee” means any nominee for election or reelection to the Board of Directors who satisfies the eligibility requirements in this Section 1.11, and who is identified in a timely and proper Stockholder Notice.

(b) The maximum number of Stockholder Nominees that may be included in the corporation’s proxy materials pursuant to this Section 1.11 shall not exceed the greater of two (2) or twenty percent (20%) of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 1.11 with respect to the annual meeting of stockholders, or if such calculation does not result in a whole number, the closest whole number below twenty percent (20%); provided, however, that this maximum number shall be reduced by (1) any Stockholder Nominee whose name was submitted for inclusion in the corporation’s proxy materials pursuant to this Section 1.11 but either is subsequently withdrawn or that the Board of Directors decides to nominate as a Board nominee, (2) any director candidate who had been a Stockholder Nominee at any of the preceding two (2) annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors, (3) any director candidate for which the Corporation shall have received one or more valid shareholder notices (whether or not subsequently withdrawn) nominating director candidates pursuant to Section 1.10, other than any such director referred to in this clause (3) who at the time of such annual meeting will have served as director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms, but only to the extent the maximum number after such reduction with respect to this clause (3) equals or exceeds one (1), and (4) any director candidate who will be included in the corporation’s proxy materials with respect to such annual meeting as an unopposed (by the corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares of capital stock of the corporation, by such stockholder or group of stockholders, from the corporation), other than any such director referred to in this clause (4) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least (2) annual terms, but only to the extent the maximum number after such reduction with respect to this clause (4) equals or exceeds one (1).

(c) In the event that one or more vacancies for any reason occurs after the deadline in Section 1.11(vi) for delivery of the Stockholder Notice but before the annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees shall be calculated based on the number of directors in office as so reduced.

(d) In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 1.11 exceeds this maximum number, the corporation shall determine which Stockholder Nominees shall be included in the corporation’s proxy materials in accordance with the following provisions: each Eligible Stockholder (or in the case of a group, each group constituting an Eligible Stockholder) will select one (1) Stockholder Nominee for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the corporation. If the maximum number is not reached after each Eligible Stockholder (or in the case of a group, each group constituting an Eligible Stockholder) has selected one (1) Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(e) Following the determination of which Stockholder Nominees shall be included in the corporation’s proxy materials, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 1.11 is thereafter nominated by the Board of Directors, thereafter is not included in the corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 1.11), no other nominee or nominees shall be included in the corporation’s proxy materials or otherwise submitted for director election in substitution thereof.

(f) Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders will be ineligible to be a Stockholder Nominee pursuant to this Section 1.11 for the next two (2) annual meetings of stockholders if such Stockholder Nominee either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting of stockholders for any reason, including for the failure to comply with any provision of these by-laws, provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice or (2) does not receive a number of votes cast in favor of his or her election at least equal to twenty-five percent (25%) of the shares present in person or represented by proxy and entitled to vote in the election of directors.

(g) Notwithstanding anything to the contrary contained in this Section 1.11, the corporation may disregard the nomination of a Stockholder Nominee (and may, if the determination is made prior to the mailing of the proxy materials, omit from its proxy materials such Stockholder Nominee), and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the corporation or that such Stockholder Nominee may have been included in the proxy materials, up to and until the certification of the voting results of that annual meeting of stockholders, if:

(1) the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) or Stockholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Stockholder Notice (or otherwise submitted pursuant to this Section 1.11), any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 1.11) was not, when provided, true, correct and complete, or the requirements of this Section 1.11 have otherwise not been met;

(2) the Stockholder Nominee (A) is not independent for purposes of membership on the Board of Directors, the audit committee, management planning and development committee and nominating and corporate governance committee of the Board of Directors under the listing standards of the principal U.S. exchange upon which the shares of the corporation are listed, any applicable rules of the Securities and Exchange Commission, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation’s directors, (B) does not qualify as a “non-employee director” under Exchange Act Rule 16b-3, or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (C) is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten (10) years, (E) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; or

(3) the election of the Stockholder Nominee to the Board of Directors would cause the corporation to be in violation of the Certificate of Incorporation, these by-laws, or any applicable state or federal law, rule, regulation or listing standard.

(v) Stockholder Notice Requirements.

(a) “Stockholder Notice” means a notice given by or on behalf of an Eligible Stockholder that specifies the name of the Stockholder Nominee(s) nominated for election or reelection to the Board of Directors in accordance with this Section 1.11.

(b) A Stockholder Notice shall include:

(1) the written consent of each Stockholder Nominee to being named in the corporation’s proxy materials as a nominee and to serving as a director if elected;

(2) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18;

(3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each Stockholder Nominee, and each Stockholder Nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Eligible Stockholder making the nomination or on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for the purposes of Item 404 and the Stockholder Nominee were a director or executive officer of such registrant;

(4) the information specified under Section 1.10(i)(c); and

(5) the written agreement of the Eligible Stockholder (or in the case of a group, each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the corporation, which written agreement will include the Eligible Stockholder’s:

(A) disclosure of, and certification as to, the number of shares it Owns and has Owned continuously for at least three (3) years as of the date of the Stockholder Notice and agreement to continue to Own such shares through the annual meeting of stockholders, which information shall also be included in the Schedule 14N filed by the Eligible Stockholder with the SEC;

(B) agreement to provide within (5) business days of the record date of the annual meeting of stockholders, (I) the information specified under Section 1.10(i)(c) and (II) written statements from the record holder and intermediaries as required under Section 1.11(vii)(a)(1) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, through and as of the record date;

(C) representation and warranty that it (I) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have any such intent, (II) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 1.11, (III) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors, and (IV) will not distribute any form of proxy for the annual meeting of stockholders other than the form distributed by the corporation;

(D) agreement to (I) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation, (II) indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorney’s fees) in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 1.11, (III) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting of stockholders, (IV) file all materials described below in Section 1.11(vii)(a)(3) with the SEC, regardless of whether any such filing is required under Regulation 14A promulgated under the Exchange Act, or whether any exemption from filing is available for such materials thereunder, (V) provide to the corporation prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by the corporation, and (VI) provide a statement of whether or not the Eligible Stockholder intends to maintain Ownership of the Required Shares for at least one (1) year following the annual meeting, which statement shall also be included in the Schedule 14N filed with the SEC;

(E) in the case of a nomination by a group of stockholders or beneficial owners that together is an Eligible Stockholder, the written agreement described in clause (4) of this Section 1.11(v)(b) (or another agreement or instrument) shall include a designation by all group members of one (1) group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(F) agreement to immediately notify the corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders.

(vi) Delivery of Stockholder Notice.

(a) To be timely under this Section 1.11, the Stockholder Notice shall be delivered to, or mailed and received by, the Secretary at the principal office of the corporation not earlier than the close of business on the one hundred fiftieth (150th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date (as stated in the corporation’s proxy statement) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to the anniversary date of the preceding year’s annual meeting or delayed more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, then to be timely the Stockholder Notice must be received by the corporation no earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and no later than the close of business on the later of (x) the one hundred twentieth (120th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation.

(b) In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a Stockholder Notice in accordance with this Section 1.11.

(vii) Agreements of the Eligible Stockholder.

(a) An Eligible Stockholder must:

(1) within five (5) business days after the date of the Stockholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously, in compliance with this Section 1.11;

(2) include in the Schedule 14N filed with the SEC a statement certifying that it Owns and has Owned the Required Shares in compliance with this Section 1.11;

(3) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the corporation’s annual meeting of stockholders, one or more of the corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and

(4) as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five (5) business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the corporation that demonstrates that the funds satisfy Section 1.11(ii)(c).

(b) The information provided pursuant to this Section 1.11(vii) shall be deemed part of the Stockholder Notice for purposes of this Section 1.11.

(viii) Agreements of the Stockholder Nominee.

(a) Within the time period prescribed in Section 1.11(vi) for delivery of the Stockholder Notice, the Eligible Stockholder must also deliver to the Secretary a written representation and agreement (which shall be deemed part of the Stockholder Notice for purposes of this Section 1.11) signed by each Stockholder Nominee and representing and agreeing that such Stockholder Nominee:

(1) is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director, will act or vote on any issue or question, which such agreement, arrangement, or understanding has not been disclosed to the corporation;

(2) is not and will not become a party to any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Stockholder Nominee or as a director, in each case, that has not been disclosed to the corporation; and

(3) if elected as a director, will comply with all of the corporation’s corporate governance, business conduct, conflict of interest, confidentiality, insider trading and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors.

(b) At the request of the corporation, the Stockholder Nominee must promptly, but in any event within five (5) business days after such request, submit all completed and signed questionnaires required of the corporation’s directors and provide to the corporation such other information as it may reasonably request. The corporation may request such additional information as necessary to permit the corporation to determine if each Stockholder Nominee satisfies this Section 1.11.

(ix) Additional Provisions.

(a) The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 1.11 and to make any and all determinations necessary or advisable to apply this Section 1.11 to any persons, facts or circumstances, including the power to determine (1) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (2) whether a Stockholder Notice complies with this Section 1.11 and has otherwise met the requirements of this Section 1.11, (3) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 1.11, and (4) whether any and all requirements of this Section 1.11 (or any applicable requirements of Section 1.10) have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the corporation and its stockholders (including any beneficial owners).

(b) Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law or otherwise determined by the chair of the meeting or the Board of Directors, if (1) the Eligible Stockholder, or (2) a qualified representative of the Eligible Stockholder does not appear at the annual meeting of stockholders of the corporation to present its Stockholder Nominee(s), such nomination or nominations shall be disregarded and no vote shall be taken with respect to such Stockholder Nominee(s), notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.11, to be considered a qualified representative of the Eligible Stockholder, a person must be a duly authorized officer, manager or partner of such Eligible Stockholder or must be authorized by a writing executed by such Eligible Stockholder or an electronic transmission delivered by such Eligible Stockholder to act for such Eligible Stockholder as proxy at the annual meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(c) In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 1.11.

(d) Notwithstanding anything to the contrary contained in this Section 1.11, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 1.11 shall limit the ability of the corporation to solicit proxies against any Stockholder Nominee or to include in its proxy materials its own statements or any other additional information relating to any Eligible Stockholder or Stockholder Nominee.

ARTICLE 2

BOARD OF DIRECTORS

Section 2.01 NUMBER OF DIRECTORS. The number of directors of the corporation shall be not less than three (3) nor more than eighteen (18), as determined by action of the Board of Directors.

Section 2.02 TERM AND VACANCIES. Directors shall be elected at the annual meeting of stockholders to hold office until the next annual meeting and until their respective successors have been duly elected and have qualified.

Vacancies in the Board of Directors, from any cause whatsoever, including vacancies created by an increase in the number of directors, shall be filled by the vote of a majority of the remaining directors, though less than a quorum.

Directors need not be stockholders.

Section 2.03 MAJORITY VOTING. Except as otherwise provided in Section 2.04, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.03, a majority of votes cast means that the number of votes “for” a director’s election must exceed fifty percent (50%) of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that director’s election.

Section 2.04 CONTESTED ELECTIONS. If, as of the record date for a meeting of stockholders for which directors are to be elected, the number of nominees for election of directors exceeds the number of directors to be elected (a “Contested Election”), the nominees receiving a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present shall be elected.

Section 2.05 RESIGNATION AND REPLACEMENT OF UNSUCCESSFUL INCUMBENT DIRECTOR.

(i) In order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such person must submit an irrevocable resignation, which resignation shall become effective upon (a) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (b) acceptance by the Board of Directors of that resignation in accordance with the policies and procedures adopted by the Board of Directors for such purpose.

(ii) The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, shall no later than at its first regularly scheduled meeting following certification of the shareholder vote, determine whether to accept the resignation of the unsuccessful incumbent. Absent a determination by the Board of Directors that a compelling reason exists for concluding that it is in the best interests of the corporation for an unsuccessful incumbent to remain as a director, no such person shall be elected by the Board of Directors to serve as a director, and the Board of Directors shall accept that person’s resignation.

(iii) The Board of Directors shall promptly consider and act upon the Nominating and Corporate Governance Committee’s recommendation. The Nominating and Corporate Governance Committee, in making this recommendation and the Board of Directors, in acting on such recommendation, may consider any factors or other information that they determine appropriate and relevant.

(iv) If the Board of Directors determines to accept the resignation of an unsuccessful incumbent, the Nominating and Corporate Governance Committee shall recommend a candidate to the Board of Directors to fill the office formerly held by the unsuccessful incumbent, unless the Board of Directors decides to decrease the size of the Board of Directors pursuant to Section 2.01.

(v) The Nominating and Corporate Governance Committee and the Board of Directors shall take the actions required under this Section 2.05 without the participation of any unsuccessful incumbent except that:

(a) If every member of the Nominating and Corporate Governance Committee is an unsuccessful incumbent, then a majority of the Board of Directors shall appoint a Board committee (the “Special Nominating Committee”) of independent directors (as defined below) for the purpose of considering the tendered resignations and making a recommendation to the Board of Directors whether to accept or reject them; and

(b) If the number of independent directors who are not unsuccessful incumbents is three or fewer, all directors may participate in the decisions under this Section 2.05.

As used above, the term “independent director” shall mean a director who complies with the “independent director” requirements under the rules of the principal U.S. exchange upon which the shares of the corporation are listed, under law or under any rule or regulation of any other regulatory body or self-regulatory body applicable to the corporation.

(vi) If the Board of Directors accepts the resignation of a director who is an unsuccessful incumbent pursuant to this by-law, or if a nominee for director who is not an incumbent director does not receive more than fifty percent (50%) of the votes cast with respect to that director’s election, then the Board of Directors may fill the resulting vacancy pursuant to Section 2.02, or may decrease the size of the Board of Directors pursuant to Section 2.01.

Section 2.06 RESIGNATION. Any director may resign at any time upon notice given in writing or by electronic transmission to the Chair of the Board or to the Secretary. A resignation is effective when the resignation is delivered unless the resignation specifies (i) a later effective date or (ii) an effective date determined upon the happening of an event or events (including but not limited to a failure to receive more than fifty percent (50%) of the votes cast in an election and the Board of Directors’ acceptance of the resignation).

Section 2.07 GENERAL POWERS OF DIRECTORS. The business of the corporation shall be managed under the direction of its Board of Directors subject to the restrictions imposed by law and by the Certificate of Incorporation.

Section 2.08 MEETINGS OF DIRECTORS. The directors may hold their meetings and may keep an office and maintain the books of the corporation, except as otherwise provided by statute, in such place or places in the State of Delaware or outside the State of Delaware as the Board may, from time to time, determine.

Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all of the directors consent in writing to the adoption of a resolution authorizing the action, and in such event the resolution and the written consent of all directors thereto shall be filed with the minutes of the proceedings of the Board of Directors.

Any one or more directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

Section 2.09 REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at the principal office of the corporation in the County of Providence, City of Woonsocket, State of Rhode Island, or at such other place within or without the State of Delaware as shall be designated in the notice of the meeting as follows: one (1) meeting shall be held immediately following the annual meeting of stockholders and further meetings shall be held at such intervals or on such dates as may from time to time be fixed by the Board of Directors, all of which meetings shall be held upon not less than four (4) days’ notice served upon each director by mailing or emailing such notice to the director at the director’s address as the same appears upon the records of the corporation, except the meeting which shall be held immediately following the annual meeting of stockholders which meeting shall be held without notice.

Section 2.10 SPECIAL MEETINGS. Special meetings of the Board of Directors shall be held whenever called by the direction of the Chair of the Board, or of the Chief Executive Officer, or of one-third (1/3) of the directors at the time in office. The Secretary shall give notice of each special meeting by mailing such notice not less than four (4) days, or by telegraphing, telecopying or emailing such notice not less than two (2) days, before the date set for a special meeting, to each director.

Section 2.11 WAIVER. Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.

Section 2.12 QUORUM. At a meeting, a majority of the directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there is less than a quorum present, the majority of those present may adjourn the meeting from time to time.

Section 2.13 ORDER OF BUSINESS. At meetings of the Board of Directors business shall be transacted in such order as the Board of Directors may fix and determine.

Section 2.14 ELECTION OF CHAIR, OFFICERS AND COMMITTEES. At the first regular meeting of the Board of Directors in each year, at which a quorum shall be present, held next after the annual meeting of the stockholders, the Board of Directors shall proceed to the election of the Chair of the Board (who may be an executive officer of the corporation), of the executive officers of the corporation, and of the Executive Committee, if the Board of Directors shall provide for such committee under the provisions of Article 3 hereof.

Except as otherwise provided herein, the Board of Directors from time to time may fill any vacancies among the Chair of the Board, the executive officers, members of the Executive Committee and members of other committees, and may appoint additional executive officers and additional members of such Executive Committee or other committees.

Section 2.15 COMPENSATION. Directors who are not officers or employees of the corporation or any of its subsidiaries may receive such remuneration as the Board of Directors may fix, in addition to a fixed sum for attendance at each regular or special meeting of the Board of Directors or a Committee of the Board of Directors; provided, however, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity or receiving compensation therefor. In addition, each director shall be entitled to reimbursement for expenses incurred in attending any meeting of the Board of Directors or Committee thereof.

ARTICLE 3

COMMITTEES

Section 3.01 EXECUTIVE COMMITTEE. The Board of Directors by resolution adopted by a majority of the entire Board of Directors may designate an Executive Committee consisting of three (3) directors or more, to serve at the pleasure of the Board of Directors. At all times when the Board of Directors is not in session, the Executive Committee so designated shall have and exercise the powers of the Board of Directors, except that such committee shall have no authority as to the matters set out in Section 3.03.

Meetings of the Executive Committee shall be called by any member of the same, on three (3) days’ mailed notice, or one (1) day’s telegraphed, telecopied or emailed notice to each of the other members, stating therein the purpose for which such meeting is to be held. Notice of meeting may be waived in writing by any member of the Executive Committee.

All action by the Executive Committee shall be recorded in its minutes and reported from time to time to the Board of Directors.

The Executive Committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Directors.

Any action required or permitted to be taken by the Executive Committee may be taken without a meeting if all of the members of the Executive Committee consent in writing to the adoption of a resolution authorizing the action, and in such event the resolution and the written consent of all members of the Executive Committee thereto shall be filed with the minutes of the proceedings of the Executive Committee.

Any one or more members of the Executive Committee may participate in a meeting of the Executive Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

Section 3.02 OTHER COMMITTEES. The Board of Directors may appoint such other committees as the Board shall, from time to time, deem advisable, which committees shall have and may exercise such powers as shall be prescribed, from time to time, by resolution of the Board of Directors, except that such committees shall have no authority as to the matters set out in Section 3.03. Each such committee may be comprised of any number of members as is permitted by the DGCL; provided, however, that each of the principal standing committees of the Board shall be comprised of three (3) or more members.

Actions and recommendations by each committee which shall be appointed pursuant to this Section 3.02 shall be recorded and reported, from time to time, to the Board of Directors.

Each such committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Directors.

Any action required or permitted to be taken by any such committee may be taken without a meeting if all of the members of such committee consent in writing to the adoption of a resolution authorizing the action, and in such event the resolution and the written consent of all members of such committee thereto shall be filed with the minutes of the proceedings of such committee.

Any one or more members of any such committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

Section 3.03 LIMITATIONS. No committee shall have authority as to the following matters:

(i) The approval, adoption, or recommendation to the stockholders of any action or matter (other than the election or removal of directors) that is required by law to be submitted to stockholders for approval.

(ii) The adoption, amendment, or repeal of any by-law of the corporation.

Section 3.04 ALTERNATES. The Board of Directors may designate one or more directors as alternate members of any such committees, who may replace any absent member or members at any meeting of such committees.

Section 3.05 COMPENSATION. Members of special or standing committees may receive such salary for their services as the Board of Directors may determine; provided, however, that nothing herein contained shall be construed to preclude any member of any such committee from serving the corporation in any other capacity or receiving compensation therefor.

ARTICLE 4

OFFICERS AND CHAIR

Section 4.01 TITLES AND TERMS OF OFFICE. The executive officers of the corporation shall be a Chief Executive Officer, who shall be a member of the Board of Directors, a President, such number of Executive Vice Presidents, Senior Vice Presidents and Vice Presidents as the Board of Directors shall determine, and a Controller, a Treasurer and a Secretary, all of whom shall be approved by the Board of Directors.

The Board of Directors may also appoint one or more Assistant Secretaries and one or more Assistant Treasurers, and such other junior officers as it shall deem necessary, who shall have such authority and shall perform such duties as, from time to time, may be prescribed by the Board of Directors.

Any two (2) or more offices except President and Vice President may be held by the same person.

The officers of the corporation shall each hold office for one (1) year and until their successors are chosen and qualified, and, except as set forth herein, shall be subject to removal at any time by the affirmative vote of the majority of the Board of Directors.

Section 4.02 CHAIR OF THE BOARD. The Board of Directors shall designate a Chair of the Board (or one or more Co-Chairs of the Board), who may be an executive officer of the corporation. The Chair of the Board shall preside over the meetings of the Board of Directors and of the stockholders at which he or she will be present. If there are more than one, the Co-Chairs designated by the Board of Directors will perform such duties. The Chair or Chairs of the Board shall perform such other duties as may be assigned to him, her or them by the Board of Directors.

Section 4.03 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall have general management and control over the policy, business and affairs of the corporation and shall have such other authority and perform such other duties as usually appertain to a chief executive officer of a business corporation. He or she shall exercise the powers of the Chair of the Board during the Chair’s absence or inability to act.

Section 4.04 PRESIDENT. The President, if any, shall have such authority and shall perform such duties as the Board of Directors, the Executive Committee, or the Chief Executive Officer may from time to time determine.

Section 4.05 EXECUTIVE VICE PRESIDENTS, SENIOR VICE PRESIDENTS AND VICE PRESIDENTS. The Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, if any, shall be designated and shall have such powers and perform such duties as may be assigned to them by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President. They shall, in order of their seniority or in such other order as may be designated by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President, exercise the powers of the Chief Executive Officer during the absence or inability to act of the Chief Executive Officer and the President.

Section 4.06 CHIEF FINANCIAL OFFICER. A Chief Financial Officer or other officer designated by the Board of Directors shall be the principal financial officer of the corporation. He or she shall perform such duties as from time to time may be assigned to him or her by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President.

Section 4.07 CONTROLLER. A Controller or other officer designated by the Board of Directors shall be the principal accounting officer of the corporation and, subject to the direction of the Chief Financial Officer, he or she shall have supervision over all the accounts and account books of the corporation. He or she shall have such other powers and perform such other duties as from time to time may be assigned to him or her by the Chief Financial Officer, and shall exercise the powers of the Chief Financial Officer during his or her absence or inability to act.

Section 4.08 TREASURER. The Treasurer shall have custody of the corporation’s funds and securities. He or she shall perform such other duties as may be prescribed by these by-laws or as may be assigned to him or her by the Chair of the Board, the Chief Executive Officer, the President or the Board of Directors, and, except as otherwise prescribed by the Board of Directors, he or she shall have such powers and duties incident to the office of Treasurer. He or she shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, the Executive Committee, the Chief Executive Officer, the President or the Chief Financial Officer.

Section 4.09 ASSISTANT TREASURER. Each Assistant Treasurer shall have such powers and perform such duties as may be delegated to him or her, and the Assistant Treasurers shall, in the order of their seniority, or in such other order as may be designated by the Board of Directors, the Executive Committee, the Chief Executive Officer, the President or the Chief Financial Officer, exercise the powers of the Treasurer during his or her absence or inability to act.

Section 4.10 SECRETARY. The Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the stockholders and of the Executive Committee, in books provided for that purpose; he or she shall attend to the giving and serving of all notices of the corporation; and he or she shall have charge of the certificate books, transfer books and records of stockholders and such other books and records as the Board of Directors or Executive Committee may direct. He or she shall in general perform all of the duties incident to the office of Secretary, subject to the control of the Board of Directors, the Executive Committee, the Chair of the Board, the Chief Executive Officer and the President.

Section 4.11 ASSISTANT SECRETARIES. Each Assistant Secretary shall have such powers and perform such duties as may be delegated to him or her, and the Assistant Secretaries shall, in the order of their seniority, or in such other order as may be designated by the Board of Directors, the Executive Committee, the Chair of the Board, the Chief Executive Officer or the President, exercise the powers of the Secretary during his or her absence or inability to act.

Section 4.12 VOTING UPON STOCKS. Unless otherwise ordered by the Board of Directors or by the Executive Committee, the Chief Executive Officer, or a person designated in a proxy executed by him or her, and in the absence of either, the President, or a person designated in a proxy executed by him or her, and in the absence of all such, the Executive Vice Presidents, Senior Vice Presidents or the Vice Presidents of the corporation, in the order of their seniority, shall have full power and authority on behalf of the corporation to attend, act, and vote at meetings of stockholders of any corporation in which this corporation may hold stock, and each such officer of the corporation shall have power to sign a proxy deputizing others to vote the same; and all such who shall be so authorized to vote shall possess and may exercise any and all rights and powers incident to the ownership of such stock and which, as the owner thereof, the corporation might have possessed and exercised, if present.

The Board of Directors or the Executive Committee may, by resolution from time to time, confer like powers on any other person or persons, which shall supersede the powers of those designated in the foregoing paragraph.

Section 4.13 EXECUTION OF CHECKS, ETC. All checks, notes, drafts or other instruments for the payment of money shall be signed on behalf of this corporation by such person or persons and in such manner as the Board of Directors or Executive Committee may prescribe by resolution from time to time.

ARTICLE 5

CERTAIN OTHER GOVERNANCE MATTERS

Section 5.01 NAME OF THE CORPORATION. Any change to the name of the corporation shall require the approval of three-quarters (3/4) of the members of the Board of Directors.

Section 5.02 AMENDMENTS. Any amendment by the Board of Directors of this Article 5, or any other provision contained in these by-laws requiring approval for an action by at least three-quarters (3/4) of the members of the Board of Directors, shall require the approval of three-quarters (3/4) of the members of the Board of Directors.

ARTICLE 6

STOCK; RECORD DATE

Section 6.01 CERTIFICATES FOR STOCK; UNCERTIFICATED SHARES. The certificates for shares of the stock of the corporation shall be in such form as shall be proper or approved by the Board of Directors; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the corporation shall be uncertificated shares. Notwithstanding the foregoing or the adoption of such a resolution or resolutions by the Board of Directors, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares, to be in such form as the Board shall have approved. Any such resolution shall not apply to any share represented by a certificate theretofore issued until such certificate is surrendered to the corporation. Each certificate shall state (i) that the corporation is formed under the laws of the State of Delaware, (ii) the name of the person or persons to whom issued, (iii) the number and class of shares and the designation of the series, if any, which such certificate represents and (iv) the par value, if any, of each share represented by such certificate. Each certificate shall be signed by the Chair of the Board, Chief Executive Officer, the President, an Executive Vice President or a Vice President, and also by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary and sealed with the corporation’s seal; provided, however, that if such certificates are signed by a transfer agent or transfer clerk and by a registrar the signature of the Chair of the Board, the Chief Executive Officer, the President, the Executive Vice President, Vice President, Treasurer, Assistant Treasurer, Secretary and Assistant Secretary and the seal of the corporation upon such certificates may be facsimiles, engraved or printed. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical.

Section 6.02 TRANSFER OF SHARES. Shares of the stock of the corporation may be transferred on the record of stockholders of the corporation by the holder thereof in person or by his or her duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the holder of uncertificated shares.

Section 6.03 AUTHORITY FOR ADDITIONAL RULES REGARDING TRANSFER. The Board of Directors and the Executive Committee shall have power and authority to make all such rules and regulations as respectively they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the corporation, the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Section 6.04 TRANSFER AGENTS AND REGISTRARS. The Board of Directors or Executive Committee may appoint one or more transfer agents and one or more registrars of transfer and may require all stock certificates to be countersigned by such transfer agent and registered by such registrar of transfers. One (1) person or organization may serve as both transfer agent and registrar.

Section 6.05 RECORD DATE. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors shall fix in advance a date as the record date for any such determination of stockholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

Section 6.06 LIST OF STOCKHOLDERS AS OF RECORD DATE. The Secretary or the transfer agent of its stock shall make and certify a list of the stockholders as of the record date and number of shares of each class of stock of record in the name of each stockholder and such list shall be present at every meeting of stockholders. If the right to vote at any meeting is challenged, the Inspectors of Elections, or person presiding thereat, shall require such list of stockholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be stockholders entitled to vote thereat, may vote at such meeting.

Section 6.07 DIVIDENDS. Dividends may be declared and paid out as often and at such times and to such extent as the Board of Directors may determine, consistent with the provisions of the Certificate of Incorporation and the DGCL.

Section 6.08 STOCKHOLDER RIGHTS PLANS.

(i) Notwithstanding anything in these by-laws to the contrary, the amendment of any Stockholder Rights Plan (as defined below) which has the effect of extending the term of the Stockholder Rights Plan or any rights or options provided thereunder shall require the approval of at least three-quarters (3/4) of the Board of Directors, and any Stockholder Rights Plan shall expire if not so amended no later than one (1) year following the later of the date of its adoption and the date of its last such amendment.

(ii) Paragraph (i) of this Section 6.08 shall not apply to any Stockholder Rights Plan ratified by the stockholders.

(iii) “Stockholder Rights Plan” refers in this Section 6.08 to any stockholder rights plan, rights agreement or any other form of “poison pill” anti-takeover device or plan which is designed to or has the effect of making an acquisition of large holdings of the corporation’s shares of stock more difficult or expensive (but for avoidance of doubt, excluding any issuance or sale of securities or rights in connection with a bona fide financing transaction).

(iv) Nothing in this Section 6.08 should be construed to permit or validate any decision by the Board of Directors to adopt or amend a Stockholder Rights Plan that would otherwise be prohibited or invalid under applicable Delaware law.

ARTICLE 7

CORPORATE SEAL

The Board of Directors shall provide a suitable seal containing the name of the corporation and of the state under the laws of which the corporation was incorporated; and the Secretary shall have the custody thereof.

ARTICLE 8

AMENDMENTS

Subject to Article 5, Section 5.02, these by-laws may be altered, amended or repealed, or new by-laws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.